Exhibit 10.22

                           INTEREST PURCHASE AGREEMENT

                                  BY AND AMONG

                         SHENTEL CONVERGED SERVICES, INC

                             NTC COMMUNICATIONS, LLC

                                       AND

                        THE INTERESTHOLDERS NAMED HEREIN

                     MADE EFFECTIVE AS OF NOVEMBER 30, 2004


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                           INTEREST PURCHASE AGREEMENT

      THIS INTEREST PURCHASE AGREEMENT (the "Agreement") is made and entered into this 30th day of November, 2004, by and among Shentel Converged Services, Inc., a Virginia corporation ("Shentel") and a wholly owned subsidiary of Shenandoah Telecommunications Company ("Shenandoah"), NTC Communications LLC, a Virginia limited liability company (the "Company"), and the persons and entities listed on Schedule A (each an "Interestholder" and collectively, the "Interestholders").

                                   BACKGROUND

      A. Shentel desires to acquire and the Interestholders desire to sell, all of the outstanding membership interests of the Company not currently owned by Shenandoah (the "Acquisition").

      NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1. THE ACQUISITION

      1.1 The Purchase and Sale. At the Closing (as defined in Section 2) and subject to and upon the terms and conditions of this Agreement, the Interestholders agree to sell and deliver to Shentel and Shentel agrees to purchase from the Interestholders all of the outstanding membership interests of the Company exclusive of membership interest owned by Shenandoah (the "Company Interests") and all outstanding warrants and options to purchase Company Interests, free and clear of all Liens (as defined in Section 3.4).

      1.2 Consideration

            (a) For purposes of this Agreement, the "Consideration" shall be equal to Ten Million Sixty Five Thousand, Four Hundred Fifty Two Dollars and Fifty Cents $10,065,452.50.

            (b) The Consideration shall be reduced at Closing by any amounts spent or obligations incurred after October 31, 2004 which are not (A) in the ordinary course of business (B) consistent with past practice (exclusive of severance payments made by NTC as disclosed in Schedule 3.24(f)) and/or (C) any amounts advanced to or paid on behalf of NTC (at NTC's request) between the date hereof and the Closing.


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

            If on the Closing Financial Certificate (as defined in Section 6.7), the Certified Closing Balance (as defined in Section 6.7(b)) is less than the Closing Balance on October 31, 2004 of $12,470,364 the "Target Amount"), the Consideration to be delivered to the Interestholders may, at Shentel's election, be reduced at the Closing, by the difference between the Target Amount and the Certified Closing Balance set forth on the Closing Financial Certificate; provided, however, except with respect to any amounts paid pursuant to 1.2(b)(C) in no event shall such reduction in Consideration exceed One Million Dollars ($1,000,000) and further provided, such reduction in the Consideration shall reduce, dollar for dollar, the amount of the Escrow Fund as provided for in
Section 1.4. The Closing Balance for any given date is the sum of (i) the cash and (ii) accounts receivable less the sum of (x) the accounts payable; (y) the accrued liabilities (including payroll liabilities, taxes payable, management settlement, and deposits), and (z) debt outstanding.

     1.3 Post-Closing Adjustment

            (a) The Consideration shall be subject to adjustment after the Closing Date as specified in this Section 1.3.

            (b) Within one hundred twenty (120) days following the Closing Date, Shentel shall determine the actual Closing Balance of the Company as of the Closing Date. In the event that Shentel determines that (i) the actual Closing Balance as of the Closing Date was less than the Certified Closing Balance, Shentel shall deliver a written notice (the "First Adjustment Notice") to the Interestholders' Representative, as defined in Section 1.6, setting forth (i) the determination made by Shentel's accountant of the Actual Closing Balance (the "Actual Closing Balance"), (ii) the amount of the Consideration that would have been payable at Closing pursuant to Section 1.2 had the Actual Closing Balance been reflected on the Closing Financial Certificate instead of the Certified Closing Balance, (iii) the amount by which the Consideration would have been reduced at Closing had the Actual Closing Balance been used in the calculations pursuant to Section 1.2 (the "Consideration Adjustment"); provided, however, in no event shall such Consideration Adjustment exceeds the remaining balance of the Escrow Fund (as defined in Section 1.4) and further provided, such Consideration Adjustment shall reduce, dollar for dollar, the amount of the Escrow Fund as provided for in Section 1.4.

            (c) The Interestholders' Representative shall have fifteen (15) days from the receipt of the First Adjustment Notice to notify Shentel if the Interestholders dispute such First Adjustment Notice. If Shentel has not received notice of such a dispute within such 15-day period, Shentel shall be entitled to receive such amount of Consideration Adjustment from the Escrow Fund (as defined in Section 1.4). If, however, the Interestholders' Representative has delivered notice of such a dispute to Shentel within such 15-day period, then the parties shall first meet to resolve the dispute. If after 30 days (or such longer period as the parties may agree), the parties are unable to resolve the dispute, Shentel and the Interestholder Representative shall select an independent accounting firm that has not represented any of the parties hereto within the preceding two (2) years to review the financial condition of the Company as of the Closing Date to determine the


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

amount, if any, of the Consideration Adjustment. Such independent accounting firm shall be confirmed by the Interestholders' Representative and Shentel within three (3) days of its selection, unless there is an actual conflict of interest. The independent accounting firm shall be directed to consider only those agreements, contracts, commitments or other documents (or summaries thereof) that were either (i) delivered or made available to Shentel in connection with the transactions contemplated hereby, or (ii) reviewed by Shentel during the course of the post-closing audit. The independent accounting firm shall make its determination of the Consideration Adjustment within thirty
(30) days of its selection. The determination of the independent accounting firm shall be final and binding on the parties hereto, and upon such determination, Shentel shall be entitled to receive from the Escrow Fund the amount of the Consideration Adjustment. The costs of the independent accounting firm shall be borne by the party (either Shentel or from the Escrow Fund in the case of the Interestholders as a group) whose determination of the Company's Actual Closing Balance at Closing was further from the determination of the independent accounting firm, or equally by Shentel and the Interestholders in the event that the determination by the independent accounting firm is equidistant between the Certified Closing Balance and the Actual Closing Balance.

      1.4 Escrow Fund

            (a) Upon the Closing, Shentel shall deliver, or shall cause to be delivered, directly to Keeler Obenshain PC, as escrow agent (the "Escrow Agent"), $1,000,000 (or such lesser amount as provided in Section 1.2) of the cash comprising the Consideration, as such may be adjusted pursuant to Sections
1.2 and 1.3, to be held in an escrow fund (collectively with all interest and earnings thereon, the "Escrow Fund") pursuant to the terms set forth herein and in the Escrow Agreement (as defined in Section 6.11).

            (b) The Escrow Fund shall be available to satisfy any post-Closing adjustment to the Consideration pursuant to Section 1.3 and any indemnification obligations of the Interestholders pursuant to Article 8 until the date which is six months after the Closing Date (the "Release Date") unless there is a pending claim, in which case, the Release Date shall be deferred until such date that the claim has been finally resolved. Promptly following the Release Date, Shentel shall sign the Release Certificate (as defined in the Escrow Agreement) for the release to the Interestholders of the amount remaining in the Escrow Fund on the Release Date less an amount equal to (i) the estimated hold-back, and (ii) any pending claim for indemnification made by any Indemnified Party (as defined in Article 8).

            (c) As promptly as possible following the final resolution of all claims for indemnification made by a Indemnified Party pending as of the Release Date and the final resolution of the post-closing Audit as provided in Section 1.4, Shentel and the Interestholders shall deliver to the Escrow Agent a Release Certificate providing delivery instructions to be followed by the Escrow Agent in paying out the remaining Escrow Funds, if any, and terminating the escrow and the Escrow Agreement.


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

      1.5 Transfer of Interests

            (a) Shentel to Provide Consideration. In exchange for all of the outstanding membership interests (including warrants and options to purchase membership interests) of the Company held by the Interestholders, Shentel shall cause to be made available to the Interestholders, the Consideration, as adjusted pursuant to Section 1.2, and Section 1.3 Each Interestholder shall transfer their entire membership interest, and associated rights (including but not limited to any pre-emptive rights) along with any and all rights, warrants and options to acquire (whether vested or unvested) additional membership interests. The consideration shall be divided among the Interestholders in accordance with Schedule 1.5(a); provided that the consideration paid with respect to (i) any unexercised warrant or option shall be reduced by the exercise price and (ii) with respect to any restricted unit grants shall be reduced by deferred purchase price due to the Company with respect to such restricted unit grants.

            (b) Delivery Requirements. At the Closing, the Interestholders shall deliver any and all documents necessary to convey full title and interest in the Company to Shentel. The Interestholders shall promptly cure any deficiencies with respect to the documents of conveyance.

      1.6 Interestholders' Representative

            (a) Each holder of Company Interests by signing this Agreement designates Mark Gambill or, in the event that Mark Gambill is unable or unwilling to serve, Randy Laird to be the Interestholders' Representative for purposes of this Agreement. The Interestholders shall be bound by any and all actions taken by the Interestholders' Representative on their behalf.

            (b) Shentel shall be entitled to rely upon any communication or writings given or executed by the Interestholders' Representative. All notices to be sent to Interestholders pursuant to this Agreement may be addressed to the Interestholders' Representative and any notice so sent shall be deemed notice to all of the Interestholders hereunder. The Interestholders hereby consent and agree that the Interestholders' Representative is authorized to accept notice on behalf of the Interestholders pursuant hereto.

            (c) The Interestholders' Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Interestholder, with full power in his name and on his behalf to act according to the terms of this Agreement in the absolute discretion of the Interestholders' Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement. This power of attorney and all authority hereby conferred is granted subject to the interest of the other Interestholders hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Interestholder, by operation of law, whether by such Interestholder's death or any other event.


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

      1.7 Accounting Terms. Except as otherwise expressly provided herein or in the Schedules, all accounting terms used in this Agreement shall be interpreted, and all financial statements, Schedules, certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles ("GAAP") consistently applied.

2. CLOSING

      The consummation of the Acquisition and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Keeler Obenshain PC on or before November 30, 2004, providing that all conditions to Closing shall have been satisfied or waived, or at such other time and date as Shentel, the Company and the Interestholders may mutually agree, which date shall be referred to as the "Closing Date."

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE INTERESTHOLDERS

      To induce Shentel to enter into this Agreement and consummate the transactions contemplated hereby, each of the Company and the Interestholders, jointly and severally, represents and warrants to Shentel as follows (for purposes of this Agreement, the phrases "knowledge of the Company" or the "Company's knowledge," or words of similar import, mean the knowledge of the managers, officers and directors of the Company, including facts of which the managers, officers and directors, in the reasonably prudent exercise of their duties, should be aware; provided, that with respect to Sections 3.2(b)(c) and
(d) and Sections 3.3(b) and (d), such phrases shall also include the knowledge of each individual Interestholder):

      3.1 Due Organization.

            (a) The Company is a limited liability company duly organized, validly existing and is in good standing under the laws of the jurisdiction of its organization and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted. Schedule 3.1 hereto contains a list of all jurisdictions in which the Company is authorized or qualified to do business.

            (b) The Company is qualified to do business in any foreign jurisdictions in which it is required to be so qualified. The Company is in good standing as a foreign company in each jurisdiction in which it does business.


            (c) The Company has delivered to Shentel true, complete and correct copies of the Articles of Organization and Operating Agreement and other applicable organizational documents of the Company as in effect as of the date hereof. Such Articles of Organization and Operating Agreement and other applicable organizational


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

documents are collectively referred to as the "Organizational Documents." The Company is not in violation of its Organizational Documents.

            (d) The minute books of the Company has been made available to Shentel and are correct and, except as set forth in Schedule 3.1, complete in all material respects.

      3.2 Authorization; Validity.

            (a) The Company has all requisite power and authority to enter into and perform its obligations pursuant to the terms of this Agreement. The Company has the full legal right, power and authority to enter into this Agreement and the transactions contemplated hereby.

            (b) Each Interestholder has the full legal right and authority to enter into this Agreement and the transactions contemplated hereby.

            (c) The execution and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated herein have been duly and validly authorized by the Managers of the Company and the Interestholders and this Agreement has been duly and validly authorized by all necessary action.

            (d) This Agreement is a legal, valid and binding obligation of the Company and each Interestholder, enforceable in accordance with its terms; except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity.

      3.3 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

            (a) conflict with, or result in a breach or violation of, any of the Organizational Documents;

            (b) except as set forth in Schedule 3.3(b), conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which the Company, or any Interestholder is a party or by which the Company, or any Interestholder is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of the Company's properties pursuant to (i) any law or regulation to which the Company, or any Interestholder or any of their respective property is subject, or (ii) any judgment, order or decree to which the Company, any of its subsidiaries or any Interestholder is bound or any of their respective property is subject;


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

            (c) except as set forth on Schedule 3.3 (c), result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of the Company or any of its subsidiaries; or

            (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which the Company, or any Interestholder is subject or by which the Company, or any Interestholder is bound including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), together with all rules and regulations promulgated thereunder.

      3.4 Capital Structure of the Company.

            (a) The capital structure of the Company consists of the membership interests in the amounts set forth in Schedule 3.4. Except for units held by Shenandoah, all of the membership interests are owned of record by the Interestholders listed on Schedule A free and clear of all Liens (defined below), duly authorized and validly issued and not subject to requirements to make any capital contributions that have not previously been made.

            (b) All of the issued and outstanding ownership interests and other securities of the Company were offered, issued, sold and delivered by such entity in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such securities were issued in violation of any preemptive rights.

            (c) Except as set forth in Schedule 3.4, there are no agreements or trusts with respect to any of the outstanding ownership interests of the Company.

            (d) For purposes of this Agreement, "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

      3.5 Transactions in Membership Interests. Except as set forth on Schedule 3.5, no option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate the Company to issue, sell or otherwise become outstanding any membership units or other ownership interests. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay a dividend or make any distributions in respect thereof. As a result of the Acquisition, Shentel together with Shenandoah will be the record or beneficial owner of all ownership


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interests in the Company and all rights to acquire other ownership interests in the Company, free and clear of all Liens.

      3.6 Subsidiaries, Stock, and Notes.

            (a) The Company has no subsidiaries. For purposes of this Agreement, the term "subsidiaries" means any and all corporations, partnerships, joint ventures, associations, limited liability companies and other entities controlled by the Company, directly or indirectly, through one or more intermediaries.

            (b) Except as set forth on Schedule 3.6(b), the Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

            (c) Except as set forth on Schedule 3.8(d), there are no promissory notes that have been issued to, or are held by, the Company.

      3.7 Complete Copies of Materials. The Company has delivered to Shentel true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in the Schedules or that has been requested by Shentel.

      3.8 Company Financial Conditions.

            (a) The Company's consolidated tangible net worth (assets less liabilities), (i) as of the end of its most recent fiscal year was not less than $1,292,499, and (ii) as of the Closing, will not be less than $1,266,243.

            (b) The Company's consolidated net revenues for (i) its most recent fiscal year were not less than $8,230,303, and (ii) the 3-month period ended November 30, 2004 will not be less than $2,825,070.

            (c) The Company's Actual EBITDA for (i) its most recent fiscal year were not less than $1,446,152, and (ii) the 2-month period ended October 31, 2004 will not be less than $531,316.

            (d) The Company's consolidated total outstanding long-term and short-term indebtedness to banks, the Interestholders, former members, and other financial institutions and creditors as of the Closing (in each case including the current portions of such indebtedness, but excluding trade payables and other ordinary course accounts payable) shall not exceed $11,327,466. Schedule 3.8(d) contains a complete list of all such indebtedness including capital leases including the amount outstanding as of August 31, 2004 and as of the Closing Date.


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      3.9 Financial Statements. Schedule 3.9 includes (a) true, complete and correct copies of the Company's audited consolidated balance sheet as of August 31, 2004 (the end of its most recent completed fiscal year), and consolidated income statement for the year ended August 31, 2004 (collectively, the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with GAAP consistently applied. Each unaudited consolidated balance sheet included in the Company Financial Statements presents fairly the financial condition of the Company as of the date indicated thereon, and each of the consolidated income statements included in the Company Financial Statements presents fairly the results of its operations for the periods indicated thereon. Since the dates of the Company Financial Statements, there have been no material changes in the Company's accounting policies other than as requested by Shentel to conform the Company's accounting policies to GAAP.

      3.10 Liabilities and Obligations.

            (a) The Company is not liable for or subject to any liabilities except for:

                  (i) those liabilities reflected on the Balance Sheet and not previously paid or discharged;

                  (ii) those liabilities arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; and

                  (iii) those liabilities incurred since October 31, 2004 in the ordinary course of business consistent with past practice, which liabilities are not, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole.

            (b) The Company has delivered to Shentel, in the case of those liabilities which are not fixed or are contested, a reasonable estimate of the maximum amount which may be payable.

            (c) Schedule 3.10(c) also includes a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, to which management of the Company or any of its subsidiaries, has made or committed to make any material expenditure in the two-year period prior to the date of this Agreement, which if pursued by the Company or any of its subsidiaries would require additional material expenditures of capital.

            (d) For purposes of this Section 3.10, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued,


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

absolute, contingent, mature, immature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

      3.11 Books and Records. The Company has made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company. The Company has not engaged in any transaction, maintained any bank account, or used any corporate funds except for transactions, bank accounts, and funds which have been and are reflected in its normally maintained books and records.

      3.12 Bank Accounts; Powers of Attorney. Schedule 3.12 sets forth a complete and accurate list as of the date of this Agreement, of:

            (a) the name of each financial institution in which the Company or any of its subsidiaries has any account or safe deposit box;

            (b) the names in which the accounts or safe deposit boxes are held;

            (c) the type of account and account numbers;

            (d) the name of each person authorized to draw thereon or have access thereto; and

            (e) the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power.

      3.13 Accounts and Notes Receivable. The Company has delivered to Shentel a complete and accurate list, as of a date not more than five (5) business days prior to the date hereof, of the accounts and notes receivable of the Company (including, without limitation, receivables from and advances to employees (which include, without limitation, those shown on Schedule 3.6), which includes an aging of all accounts and notes receivable showing amounts due in 30-day aging categories (collectively, the "Accounts Receivable"). On the Closing Date, the Company will deliver to Shentel a complete and accurate list, as of November 22, 2004, but in no event a date more than ten (10) business days prior to the Closing Date, of the Accounts Receivable. All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed. The Accounts Receivable are current and collectible net of any respective reserves shown on the Company's books and records (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable will be collected in full, without any set-off, within one hundred twenty (120) days after the day on which it first became due and payable (other than financial assistance segment receivables which will be collected in full, without any set-off, within one hundred twenty
(120) days after the contract date). There is no contest, claim, or right of set-off, other than rebates and returns in the ordinary course of business, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.


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


      3.14 Permits. The Company owns or holds all licenses, franchises, permits and other governmental authorizations, including without limitation permits, titles (including without limitation motor vehicle titles and current registrations), , licenses and franchises necessary for the continued operation of its respective businesses, as it is currently being conducted (the "Permits"). The Permits are valid, and the Company has not received any notice that any governmental authority intends to modify, cancel, terminate or fail to renew any Permit. No present or former officer, manager, member or employee of the Company or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permits. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation of, the rights and benefits afforded to the Company by any Permit so as to have a material adverse effect on the Company.

      3.15 Real Property.

            (a) For purposes of this Agreement, "Real Property" means all interests in real property including, without limitation, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned or used by the Company, together with any additions thereto or replacements thereof.

            (b) Schedule 3.15(b) contains a complete and accurate description of all Real Property (including street address, legal description (where known), owner, and Company's use thereof) and, to the Company's knowledge, any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, covenants, easements, restrictions, encroachments, leases, or encumbrances of any nature thereon ("Encumbrances"). The Real Property listed on Schedule 3.15(b) includes all interests in real property necessary to conduct the business and operations of the Company.

            (c) Except as set forth in Schedule 3.15(c):

                  (i) The Company has good and valid leasehold title to the Real Property.


                  (ii) The Company has good and valid rights of ingress and egress to and from all Real Property from and to the public street systems for all usual street, road and utility purposes.


                  (iii) To the Company's knowledge, the Real Property and all present uses and operations of the Real Property by the Company comply with all applicable statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards or restrictions of any government entity having jurisdiction over any portion of the Real Property (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, employment and employment


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

practices and access by the handicapped) (collectively, "Laws"), covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property. The Company has obtained all approvals of governmental authorities (including certificates of use and occupancy, licenses and permits) required in connection with the construction, ownership, use, occupation and operation of the Real Property leased by it.

                  (iv) To the Company's knowledge, the conduct of the Company's business does not violates any restrictive covenant or encroaches on any property owned by others or any easement, right of way or other Encumbrance or restriction affecting such Real Property in any respect. The Real Property and its continued use, occupancy and operation as used, occupied and operated by the Company in the conduct of the Company's business does not constitute a nonconforming use and is not the subject of a special use permit under any applicable Law.

                  (v) There are no pending or, to the Company's knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely effect the current use, occupancy or value thereof by the Company, nor has the Company or any of the Interestholders received notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.

                  (vi) All oral or written leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which the Company leases from any other party any real property, including all amendments, renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "Leases") are valid and in full force and effect. The Company has provided Shentel with true and complete copies of all of the Leases, all amendments, renewals, extensions, modifications or supplements thereto, and all material correspondence related thereto, including all correspondence pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any operation granted to such party under such Lease. The Leases and the Company's interests thereunder are free of all Liens except as provided to the contrary herein.

                  (vii) None of the Leases requires the consent or approval of any party thereto in connection with the consummation of the transactions contemplated hereby.

      3.16 Personal Property.

            (a) Schedule 3.16(a) sets forth a complete and accurate list of all personal property included on the Balance Sheet and all other personal property owned or leased by the Company with a current book value in excess of $5,000 both (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for material equipment and an indication as to which assets are currently owned, or were formerly owned, by any Interestholder or business or personal affiliates of any Interestholder or of the Company.

            (b) The Company currently owns or leases all personal property necessary to conduct its businesses and operations as they are currently being conducted.

            (c) All of the trucks and other material, machinery and equipment of the Company including those listed on Schedule 3.16(a), are in good working order and condition, ordinary wear and tear excepted. All leases set forth on
Schedule 3.16(a) are in full force and effect and constitute valid and binding agreements of the Company, and the Company is not in breach of any of their terms. All fixed assets used by the Company that are material to the operation of its businesses are either owned by the Company or leased under an agreement listed on Schedule 3.16(a).

      3.17 Intellectual Property.

            (a) The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, the registered and unregistered Marks listed on Schedule 3.17(a). Such schedule lists (i) all of the Marks registered in the United States Patent and Trademark Office ("PTO") or the equivalent thereof in any state of the United States or in any foreign country, and (ii) all of the unregistered Marks and domain names, that the Company now owns or uses in connection with its businesses. Except with respect to those Marks shown as licensed on Schedule 3.17(a), the Company owns all of the registered and unregistered trademarks, service marks, trade names and domain names that it uses. The Marks listed on Schedule 3.17(a) will not cease to be valid rights of the Company by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. For purposes of this Section 3.17, the term "Mark" shall mean all right, title and interest in and to any United States or foreign trademarks, service marks, trade names and domain names now held by the Company, including any registration or application for registration of any trademarks and services marks in the PTO or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks used by the Company and any trade dress (including logos, designs, company names, business names, fictitious names and other business identifiers) used by the Company in the United States or any foreign country.

            (b) The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, all rights in the Patents listed on Schedule 3.17(b) (i) and in the Copyright registrations listed on
Schedule 3.17(b) (ii). Such Patents and Copyrights constitute all of the Patents and Copyrights (other than those Patents and Copyrights covered in licenses for off the shelf software and equipment) that the Company or the applicable subsidiary, as the case may be, now owns or is licensed to use. The Company owns or is licensed to practice under all patents and copyright registrations that the Company now owns or uses in connection with its businesses. For purposes of this Section 3.17, the term "Patent" shall mean any United States or foreign patent to which the Company has title as of the date of this Agreement, as well as any application for a United States or foreign patent made by the Company; the term "Copyright" shall mean any United States or foreign copyright owned by the Company or any of its subsidiaries as of the date of this Agreement, including any registration of copyrights, in the United States Copyright Office or the equivalent thereof in any foreign county, as well as any application for a United States or foreign copyright registration made by the Company.

            (c) The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, all rights in the trade secrets, franchises, or similar rights (collectively, "Other Rights") listed on
Schedule 3.17(c). Those Other Rights constitute all of the Other Rights that the Company is licensed to use. The Company owns or is licensed to practice under all trade secrets, franchises or similar rights that it owns, uses or practices under.

            (d) The Marks, Patents, Copyrights, and Other Rights listed on Schedules 3.17(a), 3.17(b)(i), 3.17(b)(ii), and 3.17(c) are referred to collectively herein as the "Intellectual Property." The Intellectual Property owned by the Company is referred to herein collectively as the "Company Intellectual Property." All other Intellectual Property is referred to herein collectively as the "Third Party Intellectual Property." Except as indicated on
Schedule 3.17(d), the Company has no obligations to compensate any person for the use of any Intellectual Property nor has the Company granted to any person any license, option or other rights to use in any manner any Intellectual Property, whether requiring the payment of royalties or not.

            (e) The Company will not, as a result of the execution and delivery of this Agreement by the Company or the performance of the Company's obligations hereunder, be in violation of any Third Party Intellectual Property license, sublicense or agreement described in Schedule 3.17(a), (b), or (c). No claims with respect to the Company Intellectual Property or Third Party Intellectual Property are currently pending or, to the knowledge of the Company, are threatened by any person, nor, to the Company's knowledge, do any grounds for any claims exist: (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in its business as currently conducted by it; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property or other trade secret material to the Company; or (iv) challenging the Company's license or legally enforceable right to use of the Third Party Intellectual Property. To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party. The Company (x) has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, or copyrights and which has not been finally terminated or been informed or notified by any third party that the Company may be engaged in such infringement or (y) has no knowledge of any infringement liability with respect to, or infringement by, the Company of any trade secret, patent, trademark, service mark, or copyright of another.

      3.18 Significant Customers; Material Contracts and Commitments.

            (a) Schedule 3.18(a) sets forth a complete and accurate list of all Significant Suppliers. For purposes of this Agreement, ""Significant Suppliers" are the suppliers who supplied $10,000 or more in products or services to the Company during the twelve (12) months ending August 31, 2004.

            (b) Schedule 3.18(b) contains a complete and accurate list of all contracts, commitments, leases, instruments, agreements, licenses or permits, written or oral, to which the Company is a party or by which it or its properties are bound (including without limitation contracts with property owners and managers, customers, , joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) (i) to which the Company and any affiliate thereof or any officer, director, shareholder, manager or member of the Company are parties; (ii) that may give rise to obligations or liabilities exceeding, during the current term thereof, $5,000, or (iii) that may generate revenues or income exceeding, during the current term thereof, $5,000 (collectively, the "Material Contracts"). The Company has delivered to Shentel true, complete and correct copies of the Material Contracts.

            (c) Except to the extent set forth on Schedule 3.18(c) (i) none of the Company's contracts with property owners or managers have been canceled or substantially reduced or, to the knowledge of the Company, the subject of an attempt or threat to cancel or substantially reduce, any purchases from the Company, (ii) none of the Company's Significant Suppliers has canceled or substantially reduced or, to the knowledge of the Company, is currently attempting to cancel or substantially reduce, the supply of products or services to the Company, (iii) the Company has complied with all of its commitments and obligations and is not in default under any of the Material Contracts, and no notice of default has been received with respect to any thereof, (iv) there are no Material Contracts that were not negotiated at arm's length and (v) there are no Material Contracts which contain any provisions granting the supplier any rights of first or last refusal, exclusivity, pre-emptive or similar rights. The Company has received no material customer complaints concerning its products and/or services.

            (d) Each Material Contract is valid and binding on the Company, and is in full force and effect and is not subject to any default thereunder by any party obligated to the pursuant thereto. Except as specifically identified on
Schedule 3.18(d)(1) (the "Unobtained Consents"), the Company will obtain prior to the Closing Date all necessary consents, waivers and approvals of parties to any Material Contracts that are required in connection with any of the transactions contemplated hereby, or are required by any governmental agency or other third party in order that any such Material Contract remain in effect without modification after the Acquisition and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("Third Party Consents"). All Third Party Consents are listed on Schedule 3.18(d) (2). To the extent that the Company has failed to obtain any Third Party Consent in advance of the Closing

Date, the failure of the Company to obtain such Third Party Consent and the failure of the Company to obtain the Unobtained Consents, will not, individually or in the aggregate, have a material adverse effect on the business or operations of the Company and its subsidiaries, taken as a whole, after the Closing Date.

            (e) The outstanding balance on all loans or credit agreements either
(i) between the Company and any Person in which any of the interestholders owns a material interest, or (ii) guaranteed by the Company of any Person in which any of the Interestholders owns material interest, are set forth in Schedule 3.18(e).

            (f) Except as set forth on Schedule 3.18(f) there are no coupons, discount certificates, rebates, credit voucher or similar documents outstanding which would entitle a customer or prospective customer to purchase any goods or services from the Company at a [discounted price] or receive a credit to be applied against prior purchases of goods or services from the Company. Except as set forth on Schedule 3.18(f), as of the date of this Agreement, there are no promotional prices, special offers, special incentive financing, marketing incentives or similar offers or programs currently in effect.

            (g) Except as set forth on Schedule 3.18(g), there are no contracts between the Company and any current officer, Interestholder or any of their affiliates.

      3.19 Government Contracts.

            (a) Except as set forth on Schedule 3.19, the Company is not a party to any government contracts.

            (b) The Company has not been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government or any state or local government, nor, to the knowledge of the Company, has any suspension or debarment action been threatened or commenced. There is no valid basis for the Company's or any of its subsidiaries' suspension or debarment from bidding on contracts or subcontracts for any agency of the United States Government or any state or local government.

            (c) Except as set forth in Schedule 3.19, the Company has not been, nor is it now being, audited, or investigated by any government agency, or the inspector general or auditor general or similar functionary of any agency or instrumentality, nor, to the knowledge of the Company, has such audit or investigation been threatened.

            (d) The Company has no disputes pending before a contracting office of, nor any current claim (other than the Accounts Receivable) pending against, any agency or instrumentality of the United States Government or any state or local government, relating to a contract.

            (e) The Company has not with respect to any government contract, received a cure notice advising it that it is or was in default or would, if it failed to take remedial action, be in default under such contract.

            (f) The Company has not submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a contract to any agency or instrumentality of the United States Government or any state or local government.

            (g) No employee, agent, consultant, representative, or affiliate of the Company or any of its subsidiaries is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the Company's or any of its subsidiaries' business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

            (h) Each of the Company's government contracts has been issued, awarded or novated to the Company or the applicable subsidiary, as the case may be, in the Company's or such subsidiary's name.

      3.20 Inventory. The inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, all of which is merchantable and fit for the purposes for which it was procured or manufactured, and none of which is slow- moving, obsolete, damaged, or defective, subject to a GAAP reserve for inventory set forth on the face of the October 30, 2004 Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

      3.21 Insurance. Schedule 3.21 sets forth a complete and accurate list, as of the Balance Sheet Date, of all insurance policies carried by the Company and all insurance loss runs or workmen's compensation claims received for the past two (2) policy years. The Company has delivered to Shentel true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and the Company is otherwise in full compliance with the terms of such policies. There have been no threatened terminations of, or material premium increases with respect to, any of such policies.

      3.22 Environmental Matters.

            (a) Hazardous Material. Other than as set forth on Schedule 3.22(a), no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state, local or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a "Hazardous Material"), are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased. Schedule 3.22(a) identifies all underground and aboveground storage tanks, and the capacity, age, and contents of such tanks, located on Real Property owned or leased by the Company.

            (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of or released, or exposed its employees or others to, Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Company Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

            (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other business of the Company as such activities and business are currently being conducted. All Environmental Permits are in full force and effect. The Company (A) is in compliance in all material respects with all terms and conditions of the Environmental Permits and (B) is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the laws of all Governmental Entities relating to pollution or protection of the environment or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. To the Company's knowledge, there are no circumstances that may prevent or interfere with such compliance in the future. Schedule 3.22(c) includes a listing and description of all Environmental Permits currently held by the Company.

            (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of the Company, threatened concerning any Environmental Permit, Hazardous Material or any Company Hazardous Materials Activity of the Company. There are no past or present actions, activities, circumstances, conditions, events, or incidents that could involve the Company (or any person or entity whose liability the Company has retained or assumed, either by contract or operation of law) in any environmental litigation, or impose upon the Company (or any person or entity whose liability the Company or any of its subsidiaries has retained or assumed, either by contract or operation of law) any environmental liability including, without limitation, common law tort liability.

      3.23 Labor and Employment Matters. With respect to employees of and service providers to the Company:

            (a) For purposes of this Section 3.23 and Section 3.24, the phrases "Company's knowledge," "to the knowledge of the Company" or words of similar import include the knowledge of anyone responsible for the Company's human resources activities.

            (b) To the Company's knowledge, the Company is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

            (c) there is not now, nor within the past three (3) years has there been, any unfair labor practice complaint against the Company pending or, to the Company's knowledge, threatened, before the National Labor Relations Board or any other comparable authority;

            (d) Except as disclosed in Schedule 3.23, there is not now, nor within the past three (3) years has there been, any labor strike, slowdown or stoppage actually pending or, to the Company's knowledge, threatened, against or directly affecting the Company;

            (e) to the Company's knowledge, no labor representation organization effort exists nor has there been any such activity within the past three (3) years;

            (f) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Company's knowledge, no claims therefore exist or have been threatened;

            (g) the employees of the Company are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company; and

            (h) all persons classified by the Company as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company and its subsidiaries have fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

      3.24 Employee Benefit Plans.

            (a) Definitions.

                  (i) "Benefit Arrangement" means any benefit arrangement, obligation, custom, or practice, whether or not legally enforceable, to provide benefits, other than salary or commissions, as compensation for services rendered, to present or former managers, employees, agents, or independent contractors, other than any obligation, arrangement, custom or practice that is an Employee Benefit Plan, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code, and any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, managers, or agents.

                  (ii) "Company Benefit Arrangement" means any Benefit Arrangement sponsored or maintained by the Company or with respect to which the Company has or may have any liability (whether actual, contingent, with respect to any of its assets or otherwise) as of the Closing Date, in each case with respect to any present or former managers, employees, or agents of the Company or any of its subsidiaries.

                  (iii) "Company Plan" means, as of the Closing Date, any Employee Benefit Plan for which the Company is the "plan sponsor" (as defined in Section 3(16) (B) of ERISA) or any Employee Benefit Plan maintained by the Company or to which the Company is obligated to make payments, in each case with respect to any present or former employees of the Company.

                  (iv) "Employee Benefit Plan" has the meaning given in Section 3(3) of ERISA.

                  (v) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

                  (vi) "ERISA Affiliate" means any person that, together with the Company, would be or was at any time treated as a single employer under
Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

                  (vii) "Multiemployer Plan" means any Employee Benefit Plan described in Section 3(37) of ERISA.


                  (viii) "Qualified Plan" means any Employee Benefit Plan that meets, purports to meet, or is intended to meet the requirements of Section 401(a) of the Code. (ix) "Welfare Plan" means any Employee Benefit Plan described in Section 3(1) of ERISA.

            (b) Schedule 3.24(b) contains a complete and accurate list of all Company Plans and Company Benefit Arrangements. Schedule 3.24(b) specifically identifies all Company Plans (if any) that are Qualified Plans.

            (c) With respect, as applicable, to Employee Benefit Plans and Benefit Arrangements:

                  (i) true, correct, and complete copies of all the following documents with respect to each Company Plan and Company Benefit Arrangement, to the extent applicable, have been delivered to Shentel: (A) all documents constituting the Company Plans and Company Benefit Arrangements, including but not limited to, trust agreements, insurance policies, service agreements, and formal and informal amendments thereto; (B) the most recent Forms 5500 or 5500C/R and any financial statements attached thereto and those for the prior three (3) years; (C) the last Internal Revenue Service determination letter, the last IRS determination letter that covered the qualification of the entire plan (if different), and the materials submitted by the Company or any of its subsidiaries to obtain those letters; (D) the most recent summary plan description; (E) the most recent written descriptions of all non-written agreements relating to any such plan or arrangement; (F) all reports submitted within the four (4) years preceding the date of this Agreement by third-party administrators, actuaries, investment managers, consultants, or other independent contractors; (G) all notices that were given within the three (3) years preceding the date of this Agreement by the IRS, Department of Labor, or any other governmental agency or entity with respect to any plan or arrangement; and (H) employee manuals or handbooks containing personnel or employee relations policies;

                  (ii) Except as listed on Schedule 3.24(c) (ii) the Company has never maintained or contributed to a Qualified Plan. The Plans listed on
Schedule 3.24(c) (ii) qualifies under Section 401(a) of the Code, and any trusts maintained pursuant thereto are exempt from federal income taxation under
Section 501 of the Code, and nothing has occurred with respect to the design or operation of any Qualified Plans that could cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty, or tax under ERISA or the Code;

                  (iii) The Company has never sponsored, maintained, nor had any obligation to sponsor or maintain, or had any liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan subject to Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA (including any Multiemployer Plan);

                  (iv) Each Company Plan and each Company Benefit Arrangement has been maintained in accordance with its constituent documents and with all applicable provisions of the Code, ERISA and other laws, including federal and state securities laws;

                  (v) There are no pending claims or lawsuits by, against, or relating to any Employee Benefit Plans or

Benefit Arrangements that are not Company Plans or Company Benefit Arrangements that would, if successful, result in liability of the Company, or any Interestholder, and no claims or lawsuits have been asserted, instituted or, to the knowledge of the Company, threatened by, against, or relating to any Company Plan or Company Benefit Arrangement, against the assets of any trust or other funding arrangement under any such Company Plan, by or against the Company or any of its subsidiaries with respect to any Company Plan or Company Benefit Arrangement, or by or against the plan administrator or any fiduciary of any Company Plan or Company Benefit Arrangement, and the Company does not have knowledge of any fact that could form the basis for any such claim or lawsuit. The Company Plans and Company Benefit Arrangements are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, and no matters are pending with respect to the Company 401(k) Plan, under the IRS's Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs;

                  (vi) No Company Plan or Company Benefit Arrangement contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement;

                  (vii) With respect to each Company Plan, there has occurred no non- exempt "prohibited transaction" (within the meaning of Section 4975 of the Code) or transaction prohibited by Section 406 of ERISA or breach of any fiduciary duty described in Section 404 of ERISA that would, if successful, result in any liability for the Company, or any Interestholder, member, officer, director, manager, or employee of the Company or any of its subsidiaries;

                  (viii) All reporting, disclosure, and notice requirements of ERISA and the Code have been fully and completely satisfied with respect to each Company Plan and each Company Benefit Arrangement;

                  (ix) All amendments and actions required to bring the Company Benefit Plans into conformity with the applicable provisions of ERISA, the Code, and other applicable laws have been made or taken except to the extent such amendments or actions (A) are not required by law to be made or taken until after the Closing Date and (B) are disclosed on Schedule 3.24(c);


                  (x) payment has been made of all amounts that the Company or any of its subsidiaries is required to pay as contributions to the Company Benefit Plans as of the last day of the most recent fiscal year of each of the plans ended before the date of this Agreement; all benefits accrued under any unfunded Company Plan or Company Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the Balance Sheet Date; and all monies withheld from employee paychecks with respect to Company Plans have been transferred to the appropriate plan within 30 days of such withholding;

                  (xi) The Company has not prepaid or prefunded any Welfare Plan through a trust, reserve, premium stabilization, or similar account, nor does it provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9);

                  (xii) No statement, either written or oral, has been made by the Company to any person with regard to any Company Plan or Company Benefit Arrangement that was not in accordance with the Company Plan or Company Benefit Arrangement and that could have an adverse economic consequence to the Company;

                  (xiii) The Company has no liability (whether actual, contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan or Benefit Arrangement that is not a Company Benefit Arrangement or with respect to any Employee Benefit Plan sponsored or maintained (or which has been or should have been sponsored or maintained) by any ERISA Affiliate;

                  (xiv) All group health plans of the Company, and its affiliates have been operated in material compliance with the requirements of Sections 4980B (and its predecessor) and 5000 of the Code, and the Company has provided, or will have provide before the Closing Date, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B with respect to any "qualifying event" (as defined therein) occurring before or on the Closing Date;

                  (xv) No employee or former employee of the Company or any of its subsidiaries or beneficiary of any such employee or former employee is, by reason of such employee's or former employee's employment, entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment as described in Statement of Financial Accounting Standards No. 106, other than (i) death or retirement benefits under a Qualified Plan, (ii) deferred compensation benefits accrued as liabilities on the Closing Statement or (iii) continuation coverage mandated under Section 4980B of the Code or other applicable law.

            (d) Schedule 3.24(d) hereto contains the most recent quarterly listing of workers' compensation claims and a schedule of workers' compensation claims of the Company for the last three (3) fiscal years.

            (e) Schedule 3.24(e) hereto sets forth an accurate list, as of the date hereof, of all employees of the Company, all officers, directors and managers, and lists all employment agreements with such employees, officers, directors and managers and the rate of compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such person as of (a) the Balance Sheet Date and (b) the date hereof.

            (f) Except as disclosed on Schedule 3.24(f), the Company has not declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement.

            (g) Except as set forth on Schedule 3.24(g), there are no Contingent Deferred Sales Charges ("CDSC's") or similar surrender fees, asset charges or other penalties that will become payable as a result of the termination of any Company Plan or Company Benefit Arrangement or the merger of the assets of such Company Plan or Company Benefit Arrangement into a plan or benefit arrangement of Shentel.

      3.25 Taxes.

            (a) (i) The Company has timely filed all Tax Returns due on or before the Closing Date, and all such Tax Returns are true, correct, and complete in all respects.

                  (ii) The Company has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return.

                  (iii) The amount of each of the Company's liability for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Interim Balance Sheet, and the amount of the Company's liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of the Company on the Closing Date.

                  (iv) Except as set forth on Schedule 3.25, there are no ongoing examinations or claims against the Company for Taxes, and no notice of any audit, examination, or claim for Taxes, whether pending or threatened, has been received.

                  (v) The Company has a taxable year ended on December 31st, in each year commencing at the inception of the respective company.

                  (vi) The Company currently utilizes the cash method of accounting for income Tax purposes and such method of accounting has not changed since the date of organization. The Company has not agreed to, and is not and will not be required to, make any adjustments under Code Section 481(a) as a result of a change in accounting methods.

                  (vii) The Company has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

                  (viii) Copies of (A) any Tax examinations, (B) extensions of statutory limitations for the collection or assessment of Taxes and (C) the Tax Returns of The Company for the last fiscal year have been delivered to Shentel.

                  (ix) There are (and as of immediately following the Closing there will be) no Liens on the assets of the Company or any of its subsidiaries relating to or attributable to Taxes.

                  (x) To the Company's knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or otherwise have an adverse effect on the Company, or its businesses taken as a whole.

                  (xi) None of the Company's assets are treated as "tax exempt use property" within the meaning of Section 168(h) of the Code.

                  (xii) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

                  (xiii) The Company has not filed any consent agreement under
Section 341(f) of the Code nor agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                  (xiv) The Company is not now, nor has been at any time; a party to a tax sharing, tax indemnity or tax allocation agreement, and the Company has not assumed the tax liability of any other person under contract.

                  (xv) The Company is not now, nor has been at any time, a "United States real property holding corporation" within the meaning of Section 897(c) (2) of the Code.

                  (xvi) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

                  (xvii) The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return and does not have any liability for the Taxes of another person under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

      (b) The Company has been properly classified as a partnership for all federal income tax purposes at all times since its formation through the date hereof, and has not elected to be classified as an association for all federal tax purposes.

      (c) Each Interestholder, has filed and will have filed all required Tax Returns and will have filed all required Tax Returns and has paid and will have paid all Taxes arising from compensation income received from the Company through the date of the Closing, except for those returns which are not yet due as of the Closing, which the Interestholders shall prepare and file prior to the appropriate due date of such returns including any extensions thereof.

      (d) For purposes of this Agreement:

            (i) the term "Tax" shall include any tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and

            (ii) the term "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, estimate, or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

      3.26 Conformity with Law; Litigation.

            (a) To the Company's knowledge, the Company has not violated any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it where such violation would have a material impact on its finances or its ability to do business.

            (b) Except as set forth on Schedule 3.26(b), there are no claims, actions, suits or proceedings, pending or, to the knowledge of the Company, threatened against or affecting the Company at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company, its properties or businesses.

      3.27 Absence of Claims Against Company. No Interestholder has any claim against the Company.

      3.28 Absence of Changes. Since the Balance Sheet Date, the Company has conducted its business in the ordinary course and, except as contemplated herein or as set forth on Schedule 3.28, there has not been:

            (a) any change, by itself or together with other changes, that has affected adversely, or is likely to affect adversely, the business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of the Company;

            (b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of the Company;

            (c) any change in the capital structure of the Company or in the outstanding securities or any change in the membership interests or any grant of any options, warrants, calls, conversion rights or commitments by the Company;

            (d) any declaration or payment of any distribution in respect of the ownership interests, or any direct or indirect redemption, purchase or other acquisition of the ownership interests of the Company.

            (e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company to any of its officers, directors, managers, members, Interestholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice, nor has the Company entered into or amended any Company Benefit Arrangement, Company Plan, employment, severance or other agreement relating to compensation or fringe benefits;

            (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business or future prospects of the Company;

            (g) any sale or transfer, or any agreement to sell or transfer, any material assets property or rights of the Company to any person, including without limitation the Interestholders and their affiliates;

            (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of the Interestholders and their affiliates, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

            (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

            (j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Company;

            (k) any waiver of any material rights or claims of the Company;

            (l) any breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party;

            (m) any transaction by the Company outside the ordinary course of business;

            (n) any capital commitment by the Company, either individually or in the aggregate, exceeding $10,000;

            (o) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the revaluation by the Company of any of its assets;

            (p) any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for Taxes not yet due and payable);

            (q) any entry into, amendment of, relinquishment, termination or non-renewal by the Company of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by the Company in excess of $5,000;

            (r) any loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

            (s) the commencement or notice or, to the knowledge of the Company, threat of commencement, of any lawsuit or proceeding against, or investigation of, the Company or any of its respective affairs;

            (t) any capital contribution required to be made to the Company which has not been paid in full; or

            (u) negotiation or agreement by the Company, or any officer, director, manager, member, or employee thereof to do any of the things described in the preceding clauses (a) through (t) (other than negotiations with Shentel and its representatives regarding the transactions contemplated by this Agreement).

      3.29 Disclosure. All written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, statements and other writings furnished to Shentel pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, are and will be complete and accurate in all material respects. No representation or warranty by the Interestholders or the Company contained in this Agreement, in the Schedules attached hereto or in any certificate furnished or to be furnished by the Interestholders or the Company to Shentel in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading. There is no fact known to any Interestholder that has specific application to such Interestholder or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as such Interestholder can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company taken as a whole, that has not been set forth in this Agreement or any Schedule hereto.

      3.30 Predecessor Status; Etc. Schedule 3.30 sets forth a listing of all legal names, trade names, fictitious names or other names (including, without limitation, any names of divisions or operations) of the Company, and all of its predecessor companies during the five-year period immediately preceding the Closing. During the five-year period immediately preceding the Closing, the Company has operated only under the names set forth on Schedule 3.30 in the jurisdiction or a jurisdiction set forth on Schedule 3.30 and has not been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

      3.31 Required Governmental Filings and Consents. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, will not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (a) for applicable requirements, if any, of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, state securities or Blue Sky laws, the Bylaws of the National Association of Securities Dealers, Inc. and (b) where the failure to obtain such consents, approvals, authorization or permits, or to make such filings or notifications, would not prevent or delay consummation of the Acquisition or otherwise prevent the Company from performing its obligations under this Agreement.

4. REPRESENTATIONS OF SHENTEL

      To induce the Company and the Interestholders to enter into this Agreement and consummate the transactions contemplated hereby, Shentel represents and warrants to the Company and the Interestholders as follows:

      4.1 Due Organization. Shentel is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on their respective businesses in the places and in the manner as now conducted.

      4.2 Authorization; Validity of Obligations. The representatives of Shentel executing this Agreement have all requisite corporate power and authority to enter into and bind Shentel to the terms of this Agreement. Shentel has the full legal right, power and corporate authority, as applicable, to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by Shentel and the performance by Shentel of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of Shentel, and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of Shentel enforceable in accordance with its terms.

      4.3 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions herein contemplated hereby and the fulfillment of the terms hereof will not:

            (a) conflict with, or result in a breach or violation of the Shentel's Certificate of Incorporation or Bylaws;

            (b) subject to compliance with any agreements between Shentel and its lenders, conflict with, or result in a default (or would constitute a default but for a requirement of notice or lapse of time or both) under any document, agreement or other instrument to which Shentel is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of Shentel's properties pursuant to (i) any law or regulation to which Shentel or any of their respective property is subject, or (ii) any judgment, order or decree to which Shentel is bound or any of their respective property is subject;

            (c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Shentel; or

            (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which Shentel is subject, or by which Shentel is bound, (including, without limitation, the HSR Act, together with all rules and regulations promulgated thereunder).

5. COVENANTS.

      5.1 Tax Matters.

            (a) The following provisions shall govern the allocation of responsibility as between the Company, on the one hand, and the Interestholders, on the other, for certain tax matters following the Closing Date:

                  (i) Interestholders shall prepare or cause to be prepared and file or cause to be filed, within the time and in the manner provided by law, all Tax Returns of the Company for all periods ending on or before the Closing Date that are due after the Closing Date. Interestholders shall pay, or cause the Company to pay, on or before the due date of such Tax Returns the amount of all Taxes shown as due on such Tax Returns to the extent that such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Company's books and records as of the Closing Date. Such Returns shall be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review and approval by Shentel. To the extent reasonably requested by the Interestholders or required by law, Shentel and any surviving entity shall participate in the filing of any Tax Returns filed pursuant to this paragraph.

                  (ii) The surviving entity shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for Tax periods which begin before the Closing Date and end after the Closing Date. The Interestholders (to the extent of the unused portion of the Escrow Fund and otherwise subject to the terms in Section 8) shall pay to the Surviving Entity within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Company's books and records as of the Closing Date. For purposes of this Section 5.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall
(x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

                  (iii) Shentel and the surviving entity on one hand and Interestholders on the other hand shall (A) cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section 5.1 and any audit, litigation or other proceeding with respect to Taxes; (B) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Company for all periods ending prior to or including the Closing Date; and (C) preserve information, records or documents relating Tax matters pertinent to the Company that is in their possession or under their control until the expiration of any applicable statute of limitations or extensions thereof.

                  (iv) The Interestholders shall timely pay all transfer, documentary, sales, use, stamp, registration and other Taxes and fees arising from or relating to the transactions contemplated by this Agreement, and the Interestholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees. If required by applicable law, Shentel and the surviving entity will join in the execution of any such Tax Returns and other documentation.

            (b) The Company and the Interestholders shall, prior to the Closing, take no action with respect to ownership interests, or the assets or liabilities of the Company or any of its subsidiaries, that would cause the Company or any of its subsidiaries to be treated other than as a partnership for federal and state income tax purposes.

            (c) At Shentel's option, the Company and each Interestholder shall make an election under Section 754 of the Code (and any corresponding election under state, local and foreign tax law) with respect to the purchase and sale of the interest of the Company hereunder (a "Section 754 Election") and file all statements directed by Shentel to give effect of such election. Interestholders shall include any income, gain, loss deduction or other tax item resulting from the Section 754 Election on their Tax Returns to the extent permitted by applicable law. The Interestholders shall also pay any Tax imposed on the Company attributable to the making of the Section 754 Election, and the Interestholders shall, to the extent of the unused portion of the Escrow Fund and otherwise subject to the terms in Section 8) indemnify Shentel, the Surviving Entity and their subsidiaries against any Tax or other liability arising out of any failure to pay any such Taxes.

      5.3 Employee Benefit Plans. If reasonably requested by Shentel, the Company shall terminate any Company Plan or Company Benefit Arrangement substantially contemporaneously with the Closing.

      5.5 Cooperation.

            (a) The Company, Interestholders, and Shentel shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the president or chief financial officer of the Company shall execute any documentation reasonably required by Shentel's independent public accountants (in connection with such accountant's audit of the Company and its subsidiaries) or the NASDAQ National Market.

            (b) The Interestholders, without cost (at the expense of the requesting party to the extent it involves a material out-of-pocket expense) shall reasonably cooperate with Shentel on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to the Company for matters pertaining to all periods prior to the Closing Date.

            (c) Each party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF SHENTEL.

      The obligation of Shentel to effect the Acquisition is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries:

      6.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Interestholders and the Company contained in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date (unless otherwise provided herein) with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company and the Interestholders on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed on behalf of the Company and by each of the Interestholders shall have been delivered to Shentel.

      6.2 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Shentel's proposed acquisition of the Company or limiting or restricting Shentel's conduct or operation of the business of the Company (or its own business) following the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened against Shentel, Shenandoah or the Company, their respective properties or any of their officers or directors or managers, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Company.

      6.3 No Material Adverse Change. There shall have been no material adverse changes in the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Company , since the Balance Sheet Date; and Shentel shall have received a certificate signed by the President and by the Chief Financial Officer dated the Closing Date to such effect.

      6.4 Consents and Approvals. Except as set forth on Schedule 3.18 (d), all necessary consents of, and filings with, any governmental authority or agency or third party, relating to the consummation by the Company and the Interestholders of the transactions contemplated hereby, shall have been obtained and made.

      6.5 Opinion of Counsel. Shentel shall have received an opinion from counsel to the Company and the Interestholders, dated the Closing Date, in a form reasonably satisfactory to Shentel.

      6.6 Organizational Documents. Shentel shall have received (a) a copy of the Articles of Organization of the Company certified by an appropriate authority in the State of Virginia, (b) a copy of the Operating Agreement of the Company certified by the Secretary of the Company, and (c) certificates of good standing for each state in which

NTC is currently operating and such documents shall be in form and substance reasonably acceptable to Shentel.

      6.7 Delivery of Closing Financial Certificate. Shentel shall have received a certificate (the "Closing Financial Certificate"), dated as of the Closing Date, and signed on behalf of the Company, setting forth:

            (a) the tangible net worth of the Company as of the last day of its most recent fiscal year (the "Certified Year-End Net Worth," which is equal to assets less liabilities);

            (b) the Closing Balance of the Company as of the Closing Date (the "Certified Closing Net Balance");

            (c) the net revenues of the Company for the most recent fiscal year preceding the Closing Date (the "Certified Year-End Revenues");

            (d) the net revenues of the Company for the 3-month period ended on November 30, 2004 (the "Certified Closing Revenues");

            (e) the Actual EBITDA for the most recent fiscal year preceding the Closing Date and as a percent of net revenues for such period (the "Certified Year-End Profits");

            (f) the Actual EBITDA for the 12-month period ended on October 31, 2004 and as a percent of net revenues for such period (the "Certified Closing Profits");

            (g) the Company's long-term and short-term indebtedness to banks, the Interestholders, former members, and other financial institutions and creditors as of the Closing (in each case including the current portions of such indebtedness, but excluding trade payables and other ordinary course accounts payable as of the Closing Date) (the "Certified Closing Debt");

            (h) the Actual EBITDA for the 2-month period ended October 31, 2004 (the "Certified Actual Profits");

            (i) a statement that all of the Company financial conditions set forth in Section 3.8 of the Agreement are satisfied as of the Closing Date.

      6.8 BIA Notes. The holders of the promissory notes issued pursuant to the Amended and Restated Securities Purchase Agreement dated as of January 16, 2004 and Amendment No. 1 thereto dated March 12, 2004 by and among the Company, BIA Digital Partners LP and Robert Buckfelder (collectively "BIA") have entered into an agreement with Shentel pursuant to which BIA has agreed to sell and Shentel has agreed to purchase all such notes.

      6.9 Unvested Options and Warrants. The Interestholders and the Company shall have caused all outstanding Options and Warrants which have failed to vest either prior to the Closing Date or as a result of the transactions contemplated to have been surrendered and terminated.

      6.10 <<reserved>>

      6.11 Escrow Agreement. The Interestholders and the Escrow Agent shall have executed and delivered an escrow agreement in a form reasonably satisfactory to Shentel.

      6.12 Agreements with Affiliates.

            (a) Computer Cabling and Telephone Services, Inc. ("Computer Cabling") has agreed to the amendment of that certain "Preferred Provider Agreement" dated as of February 1, 2001 to eliminate the right of last bid;

            (b) Computer Cabling, Daniel Beam and Beam Family LLC (collectively the "Beam Affiliates" and the Company have entered into an agreement, in a form acceptable to Shentel, transferring to the Company all assets currently owned, by the Beam Affiliates but used by the Company in the ordinary course of its business and excluding only those assets listed on schedule 6.12(c); and

            (c) The Beam Affiliates have entered into an agreement with the Company providing for either the assignment or the granting of a perpetual, non-revocable fully assignable and divisible license with respect to any and all intellectual property owned by the Beam Affiliates which is or may be used or useful in the operation of the Company's business.

      6.13 Other Agreements.

            Agreement, dated October 20, 2003, by and between Lamont Digital Systems, Inc. d/b/a Campus Televideo and NTC shall have been amended in a manner satisfactory to Shentel to eliminate the provision contained therein granting Lamont Digital a right of first refusal with respect to the provision of satellite feed programming.

      6.14 Due Diligence Review. The Company shall have made such deliveries as are called for by this Agreement. Shentel shall be fully satisfied in its sole discretion with the results of its review of all of the Schedules, whether delivered before or after the execution hereof, and such deliveries, and its review of, and other due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits and condition (financial or otherwise) of the Company. Shentel shall be deemed to have waived any objection with regard to its due diligence review if not noted in writing to the Company prior to execution of this Agreement.

      6.15 Employee Benefit Plans and Payroll Transition. Arrangements satisfactory to Shentel and NTC have been agreed with respect to the transition of payroll and employee health coverage post Closing.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE INTERESTHOLDERS AND THE COMPANY.

      The obligation of the Interestholders and the Company to effect the Acquisition is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries:

      7.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of Shentel contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Shentel on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of Shentel shall have been delivered to the Company and the Interestholders.

      7.2 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Shentel's proposed acquisition of the Company and its subsidiaries, or limiting or restricting Shentel's conduct or operation of the business of the Company (or its own business) following the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against Shentel or the Company or any of its subsidiaries, their respective properties or any of their officers or directors or managers, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Shentel and its subsidiaries taken as a whole.

      7.3 Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or third party relating to the consummation by Shentel of the transactions contemplated herein, shall have been obtained and made.

      7.4 Escrow Agreement. Shentel and the Escrow Agent shall have executed and delivered an escrow agreement in a form reasonably satisfactory to the Company.

8. INDEMNIFICATION.

      8.1 General Indemnification by the Interestholders. Each Interestholder, jointly and severally, covenants and agrees to indemnify, defend, protect and hold harmless Shentel, and the Surviving Entity and their respective officers, directors, managers, employees, shareholders, members, assigns, successors and affiliates (individually, an "Indemnified Party" and collectively, "Indemnified Parties") from, against and in respect of:

            (a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                  (i) any breach of any representation or warranty of the Interestholders or the Company set forth in this Agreement or any schedule or certificate, delivered by or on behalf of any Interestholder or the Company in connection herewith; or

                  (ii) any nonfulfillment of any covenant or agreement by the Interestholders or, prior to the Closing Date, the Company, under this Agreement; or

                  (iii) the failure of the Company, or any Interestholder to obtain any necessary consent of, or make any filings with, any governmental authority or agency or third party, relating to the consummation by the Company and the Interestholders of the transactions contemplated hereby (including without limitation the Third Party Consents and the Unobtained Consents listed on Schedule 3.18(d)); or

                  (iv) any audit or claim by the Commonwealth of Virginia or any state in which the Company does business for taxes for all periods prior to the Closing; or

                  (v) deficiencies in any Employee Benefit Plan, including the failure to accurately file Form 5500s and any matter which could cause the nonqualification of such plan; and

            (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.1.

      8.2 Limitation and Expiration. Notwithstanding the above:

            (a) there shall be no liability for indemnification under Section
8.1 unless the aggregate amount of Damages for all claims exceeds $ 100,000 (the "Indemnification Threshold") however, that the Indemnification Threshold shall not apply to (i) adjustments to the Consideration as set forth in Section 1.2
(ii) Damages arising out of any breaches of the covenants of the Interestholders set forth in Section 5.1 of or representations and warranties made in Sections
3.4 (capital structure of the Company), or 3.5 (transactions in membership interests; accounting treatment)., In addition, the parties agree that with respect to Damages arising out of a single claim, the first $5,000 in Damages shall be excluded from indemnification and that for the purpose of this limitation that a group or series of similar or related claims shall be treated as a single claim for the purpose of this exclusion

            (b) (i) the aggregate amount of the Company's and the Interestholders' liability under this Article 8 shall not exceed the unused portion of the Escrow Fund ; (ii) provided that with respect to a claim arising out of a breach by an individual Interestholder of Section 3.2(b), 3.2(d), 3.3(b), 3.3(d), 3.4(c), 3.27 and Article 9, in each instance as it relates to their individual membership interest the individual Interestholders' liability under this Article 8 shall not exceed the Consideration paid to such Interestholder with respect to the membership interest. Except for claims under
(ii) liability will be joint and several and shall be applied pro rata;

            (c) the indemnification obligations under this Article 8, or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (i) or (ii) of this Section 8.2(c):

                  (i), twelve (12) months after the Effective Time (the "First Anniversary"); or

                  (ii) the final resolution of claims or demands pending as of the relevant date described in clause (i) of this Section 8.2(c) (such claims referred to as "Pending Claims").

      8.3 Indemnification Procedures. All claims or demands for indemnification under this Article 8 ("Claims") shall be asserted and resolved as follows:

            (a) In the event that any Indemnified Party has a Claim against any party obligated to provide indemnification pursuant to Section 8.1 hereof (the "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Interestholders' Representative of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"). If the Interestholders' Representative does not notify the Indemnified Party within fifteen (15) days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Section 8.3(a), the Indemnified Party shall respond in a written statement to the objection within fifteen (15) days and, for sixty (60) days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties). Either Shentel or the Interestholders' Representative may, in their sole discretion, submit the resolution of the Claim to expedited, binding arbitration pursuant to Section 8.7.

            (b) (i) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice to the Interestholders' Representative within five (5) days receipt thereof. The Interestholders' Representative shall have fifteen (15) days from the date of delivery of the Claim Notice (the "Notice Period") to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated), prior to and during the Notice Period, to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests.

                  (ii) In the event that Interestholders' Representative timely notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party) the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

                  (iii) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Interestholders' Representative, any Third Party Claim seeks material prospective relief which could have an adverse effect on any Indemnified Party or the Surviving Entity or any subsidiary, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party.

            (c) Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

            (d) Subject to the provisions of Section 8.2, the Indemnified Party's failure to give reasonably prompt notice as required by this Section 8.3 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

            (e) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Article 8, provided that no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy.

      8.4 Claims Against the Escrow Fund. The parties agree and acknowledge that any and all Claims for Damages made against the Interestholders by a Indemnified Party pursuant to Sections 8.1 and 8.2 on or prior to the Release Date shall be applied, upon final resolution of any such Claim (regardless when such resolution actually occurs) pursuant to Section 8.3, against the Escrow Fund. As promptly as possible following resolution of any such Claim, the Interestholders shall deliver to the Escrow Agent a Release Certificate signed by the Interestholders' Representative (as provided in the Escrow Agreement) providing delivery instructions to be followed by the Escrow Agent in paying out all or part of the Escrow Fund with respect to the Claim, including any applicable wire transfer instructions of the payee or an address to where a check should be sent. Upon receipt of such Release Certificate, the Escrow Agent shall deliver pursuant to such instructions out of the Escrow Fund, within two Business Days (as defined below), an amount or amounts as indicated in the Release Certificate. The Escrow Agent shall be entitled to conclusively rely on such Release Certificate and shall make such distributions from the Escrow Fund only in accordance with the terms thereof. For purposes of this Section 8.4 "Business Day" shall mean any day that is not a Saturday or Sunday or a day on which banks are required or permitted by law or executive order to be closed in the Commonwealth of Virginia.

      8.5 Survival of Representations Warranties and Covenants. All representations, warranties and covenants made by the Company, the Interestholders, and Shentel in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date. The representations of the Company and the Interestholders will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 8.2. The representations of Shentel will survive the Closing and will remain in effect until, and will expire upon the First Anniversary.

      8.6 Exclusive Remedy. Indemnification provided in this Section 8 shall constitute the exclusive remedy with respect to breach of the representations, warranties, covenants and agreements contained in this Agreement, or based directly or indirectly on any rights or obligations established by this Agreement, whether any claims or causes of action asserted with respect to such matters are brought in contract, tort or any other legal theory whatsoever; provided, however, that nothing herein shall limit any right to seek injunctive relief

      8.7 Arbitration.

            (a) Claims submitted to arbitration under this Section 8.7 ("Arbitrated Disputes") shall be resolved by binding arbitration administered by the American Arbitration Association ("AAA") in Virginia and, except as expressly provided in this Agreement, shall be conducted in accordance with the Expedited Procedures under the Commercial Arbitration Rules of the AAA, as such rules may be amended from time to time (the "Rules"). The hearing locale shall be Virginia. A single, neutral arbitrator (the "Arbitrator") shall be appointed by the AAA, within five (5) days after an Arbitrated Dispute is submitted for arbitration under this Section 8.7, to preside over the arbitration and resolve the Arbitrated Dispute. The Arbitrator shall be selected from the AAA's Commercial Panel, and shall be qualified to practice law in at least one jurisdiction in the United States and have expertise in the interpretation of commercial contracts. The parties shall have three (3) days to object in writing to the appointment of the Arbitrator, the sole basis for such objection being an actual conflict of interest. The AAA, in its sole discretion, shall determine within three (3) days the validity of any objection to the appointment of the Arbitrator based on an actual conflict of interest.

            (b) The Arbitrator's decision (the "Decision") shall be binding, and the prevailing party may enforce the Decision in any court of competent jurisdiction.

            (c) The parties shall use their best efforts to cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable, including but not limited to, providing such documents and making available such of their personnel as the Arbitrator may request, so that the Decision may be reached timely. The Arbitrator shall take into account the parties' stated goal of expedited proceedings in determining whether to authorize discovery and, if so, the scope of permissible discovery and other hearing and pre-hearing procedures.

            (d) The authority of the Arbitrator shall be limited to deciding liability for, and the proper amount of, a Claim, and the Arbitrator shall have no authority to award punitive damages. The Arbitrator shall have such powers and establish such procedures as are provided for in the Rules, so long as such powers and procedures are consistent with this Section 8.7 and are necessary to resolve the Arbitrated Dispute within the time periods specified in this Agreement. The Arbitrator shall render a Decision within thirty (30) days after being appointed to serve as Arbitrator (or such shorter period of time, to the extent reasonable or practicable, as may be appropriate to conform to the expiration of indemnities set forth in Section 8.2(c)(i)(2) or (3)), unless the parties otherwise agree in writing or the Arbitrator makes a finding that a party has carried the burden of showing good cause for a longer period; provided, however, that in no event may the Arbitrator, without the consent of both the Interestholders' Representative and Shentel, extend the time for rendering a Decision or otherwise delay a Decision to a date that is later than the First Anniversary.

9. NONCOMPETITION.

      9.1. Prohibited Activities.

            (a) No Key Employee of the Company will, for a period of four (4) years following the Closing Date, for any reason whatsoever, directly or indirectly, for himself, herself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

                  (i) engage, as an officer, director, shareholder, member, owner, partner, member, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or adviser, or as a sales representative, in any business selling any products or services in direct competition with the Company, within one hundred (100) miles of anywhere where the Company conducts business as of the Closing Date or is in discussions to conduct business (as set forth on Schedule 9.1) (the "Territory");

                  (ii) call upon any person who is, at that time, an employee of the Company or Shentel in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company;

                  (iii) call upon any person who is or entity that is, at that time, or that has been, within one year prior to that time, a customer of the Company or the property owner or manager (including any employee or affiliate) of any property served by the Company within the Territory for the purpose of soliciting or selling products or services in competition with the Company within the Territory; or

                  (iv) call upon any prospective customer or acquisition candidate that was, to the knowledge of such Key Employee, either called upon by the Company as a prospective customer or acquisition candidate or was the subject of a market or acquisition analysis by the Company. Each Key Employee, to the extent lacking the knowledge described in the preceding sentence, shall immediately cease all contact with such prospective customer or acquisition candidate upon being informed that the Company had called upon such candidate or made a market or acquisition analysis thereof.

      (b) No Interestholder or Director of the Company will, for a period of two years following the Closing Date, for any reason whatsoever, directly or indirectly, for himself, herself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature

                  (i) call upon any person who is, at that time, an employee of the Company or Shentel in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company;

                  (ii) call upon any person who is or entity that is, at that time, or that has been, within one year prior to that time, a customer of the Company or the property owner or manager (including any employee or affiliate) of any property served by the Company within the Territory for the purpose of soliciting or selling products or services in competition with the Company within the Territory;

            (c) Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit any Interestholder, Director, Officer or Key Employee from acquiring as a passive minority investment (in which such individual has no direct or indirect day-to-day operational/managerial responsibility or authority) of equity or debt in a competing business. For purposes of this
Article 9, the term "Company" includes NTC, Shentel and all subsidiaries of Shentel (including without limitation the Company and any companies the Company has resolved to acquire). For the purposes of this Article 9, a Key Employee shall be those individuals listed on Schedule 9.

      9.2. Confidentiality. Each Interestholder recognizes that by reason of his or her ownership of the Company and his or her employment by the Company, he or she has acquired confidential information and trade secrets concerning the operation of the Company and its subsidiaries, the use or disclosure of which could cause the Company or its affiliates or subsidiaries substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Interestholder covenants and agrees with the Company and Shentel that he or she will not at any time, except in performance of Interestholder's obligations to the Company with the prior written consent of Shentel, directly or indirectly, disclose any secret or confidential information that he or she may learn or has learned by reason of his or her ownership of the Company or his or her employment by the Company, or any of its subsidiaries and affiliates, or use any such information in a manner detrimental to the interests of the Company or Shentel, unless (i) such information becomes known to the public generally through no fault of any Interestholder, (ii)disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, the Interestholder (as applicable) shall give prior written notice thereof to Shentel and provide Shentel with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure. The term "confidential information" includes, without limitation, information not previously disclosed to the public or to the trade by the Company's or Shentel's management with respect to the Company's or Shentel's, or any of their affiliates' or subsidiaries', products, facilities, and methods, trade secrets and other intellectual property, software, source code, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs, or profits associated with any of the Company's or its subsidiaries' products), business plans, prospects, or opportunities but shall exclude any information already in the public domain.

      9.3. Damages. Because of the difficulty of measuring economic losses to Shentel as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Shentel for which it would have no other adequate remedy, each Interestholder agrees that the foregoing covenant may be enforced by Shentel in the event of breach by such Interestholder, by injunctions and restraining orders.

      9.4. Reasonable Restraint. The parties agree that the foregoing covenants in this Article 9 impose a reasonable restraint on each Interestholder in light of the activities and business of the Company and Shentel on the date of the execution of this Agreement, assuming the completion of the transactions contemplated hereby, and the current plans of Shentel; but it is also the intent of Shentel and each Interestholder that such covenants be construed and enforced in accordance with the changing activities and business of the Company and Shentel throughout the term of this covenant. The parties further agree that so long as a Interestholder is not an employee of the Company, in the event a Interestholder shall enter into a business or pursue other activities not in competition with Shentel or similar activities or business in locations the operation of which, under such circumstances, does not violate Section 9.1(a) or the terms of any employment agreement with Shentel, such Interestholder shall not be chargeable with a violation of this Article 9 if Shentel shall thereafter enter the same, similar or a competitive (a) business, (b) course of activities or (c) location, as applicable. The Interestholders acknowledge that a portion of the consideration paid pursuant to Section 1.2 is being paid in consideration of these covenants and each of the Interestholders expressly represents and warrants that the consideration is full and adequate to support the enforceability of the terms of this Article 9 and further acknowledge that Shentel would not have entered into this Agreement except for the Interestholder entering into the covenants contained in this Article 9.

      9.5. Severability; Reformation. The covenants in this Article 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

      9.6. Independent Covenant. All of the covenants in this Article 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Interestholder, Director or Officer against Shentel, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Shentel of such covenants. The parties expressly acknowledge that the terms and conditions of this Article 9 are independent of the terms and conditions of any other agreements including, but not limited to, any employment agreements entered into in connection with this Agreement. It is specifically agreed that the period of four (4) years stated at the beginning of this Article 9 during which the agreements and covenants of the Interestholder, Director or Officer made in this Article 9 shall be effective, shall be computed by excluding from such computation any time during which the Interestholder, Director or Officer is found by a court of competent jurisdiction to have been in violation of any provision of this Article 9. The covenants contained in Article 9 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

      9.7. Materiality. The Company and each Interestholder, hereby agree that the covenants set forth in this Article 9 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.

      9.8. Additional Documents. The Company and each Interestholder hereby agree to execute such additional documents as may be necessary to carryout and enforce the covenants contained in this Article 9 and to cause the directors and officers of the Company to execute such additional documents as may be necessary to cause each of the covenants of this Article 9 to apply fully to such director or officer.

10. GENERAL

      10.1 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law and except in the case of Shentel, to a subsidiary of Shentel) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Shentel, and the heirs and legal representatives of the Interestholders.

      10.2 Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing and signed on behalf of such party.

      10.3 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

      10.4 Brokers and Agents. Shentel and the Company and each Interestholder (as a group) each represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such party.

      10.5 Expenses. Shentel has and will pay the fees, expenses and disbursements of Shentel and their agents, representatives, accountant and counsel incurred in connection with the subject matter of this Agreement. The Interestholders (and not the Company) have and will pay the fees, expenses and disbursements of the Interestholders, and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement.

      10.6 Specific Performance; Remedies. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

      10.7 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

      If to Shentel, or the Surviving Entity to:

         Shentel Converged Services, Inc. Company
         500 Shentel Way
         Box 459
         Edinburg, VA 22824
         Attention:  Christopher E. French, President

      with a required copy to:

         Shenandoah Telecommunications Company

         500 Shentel Way
         Box 459
         Edinburg, VA 22824
         Attention: Jonathan Spencer, General Counsel

      If to any Interestholder to:

         Mark Gambill
         Cary Street Partners
         1210 East Cary Street, Suite 300
         Richmond, VA  23219
      with a required copy to:

         Jeffrey G. Lenhart
         Keeler Obenshain PC
         111 E. Market Street
         Harrisonburg, VA 22801

or to such other address as the person to who notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, faxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

      10.8 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of Virginia. Any disputes arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby shall be adjudicated in a court of competent civil jurisdiction sitting in Virginia and nowhere else. Each of the parties hereto hereby irrevocably submits to the jurisdiction of such court for the purposes of any suit, civil action or other proceeding arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby (collectively, "Suit"). Each of the parties hereto hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum, or that the venue of such Suit is improper.

      10.9 Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 9.5.

      10.10 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, member, employee or partner of any party hereto or any other person or entity.

      10.11 Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

      10.12 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequence

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER

SHENTEL CONVERGED SERVICES, INC.

By:      ________________________________
Name:    ________________________________
Title:   ________________________________

COMPANY

NTC COMMUNICATIONS, LLC

By:      ________________________________
Name:    ________________________________
Title:   ________________________________

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

INTEREST HOLDERS

H. RANDOLPH LAIRD

By:      ________________________________
Name:    ________________________________
Title:   ________________________________

THE LAIRD FAMILY TRUST U/A

By:      ________________________________
Name:    ________________________________
Title:   ________________________________

JRB CORPORATION OF LYNCHBURG, INC.

By:      ________________________________
Name:    ________________________________
Title:   ________________________________

MARK M. GAMBILL

By:      ________________________________
Name:    ________________________________
Title:   ________________________________

NANTUCKET ASSOCIATES, LP

By:      ________________________________
Name:    ________________________________
Title:   ________________________________

TIGER AIR, L.L.C.

By:      ________________________________
Name:    ________________________________
Title:   ________________________________

ROBERT F. BUCKFELDER

By:      ________________________________
Name:    ________________________________
Title:   ________________________________
DICK D. BOWMAN

By:      ________________________________
Name:    ________________________________
Title:   ________________________________

FRENCH FAMILY INVESTMENTS

By:      ________________________________
Name:    ________________________________
Title:   ________________________________

HAROLD J. MORRISON TRUST

By:      ________________________________
Name:    ________________________________
Title:   ________________________________

CHRISTOPHER E. FRENCH

By:      ________________________________
Name:    ________________________________
Title:   ________________________________

PAUL F. ROCHELEAU

By:      ________________________________
Name:    ________________________________
Title:   ________________________________

BETH F. ROCHELEAU

By:      ________________________________
Name:    ________________________________

Title:   ________________________________

CMD MANAGEMENT COMPANY, L.L.C. (NORWOOD DAVIS)

By:      ________________________________
Name:    ________________________________
Title:   ________________________________

REX G. MITCHELL, IRA

By:      ________________________________
Name:    ________________________________
Title:   ________________________________

ERNEST T. BROWN

By:      ________________________________
Name:    ________________________________
Title:   ________________________________

WILLIAM L. TYSON

By:      ________________________________
Name:    ________________________________
Title:   ________________________________

DANIEL M. BEAM

By:      ________________________________
Name:    ________________________________
Title:   ________________________________

MATTHEW C.Q. KING

By:      ________________________________
Name:    ________________________________
Title:   ________________________________

BIA DIGITAL PARTNERS

By:      ________________________________
Name:    ________________________________
Title:   ________________________________

TOM WHITAKER

By:      ________________________________
Name:    ________________________________
Title:   ________________________________

                                   SCHEDULE A

Name

H. Randolph Laird
The Laird Family Trust U/A
JRB, Inc.
Mark M. Gambill
Nantucket Associates, LP
Tiger Air, LLC
Robert F. Buckfelder
Dick D. Bowman
French Family Investments
Harold J. Morrison Trust
Christopher E. French
Paul F. Rocheleau and Beth F. Rocheleau
CMD Management Company, LLC (Norwood Davis)
Rex G. Mitchell, IRA
Ernest T. Brown
William L. Tyson
Daniel M. Beam
Matthew C.Q. King
BIA Digital Partners
Tom Whitaker


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